                                                                   EXHIBIT 10.51

                              EMPLOYMENT AGREEMENT

         This Employment Agreement is made and entered into as of the fourth day of November, 1996 between A I M Management Group Inc., a Delaware corporation (the "Company"), INVESCO PLC, a public company incorporated under the laws of England, to be known as AMVESCO PLC following the Merger, as defined below ("INVESCO"), and Robert H. Graham, a resident of Texas ("Global Partner").

         WHEREAS, the Company desires to employ Global Partner in accordance with the terms and conditions hereinafter set forth, and Global Partner desires to accept employment with the Company on the terms and conditions hereinafter set forth;

         WHEREAS, pursuant to the Agreement and Plan of Merger among the Company, INVESCO and INVESCO Group Services Inc., dated as of November 4, 1996 (the "Merger Agreement"), the Company proposes to become a member of a group of related companies (collectively, the "AMVESCO Group") effective upon a business combination between INVESCO and the Company through a merger of the Company into and with a wholly-owned subsidiary of INVESCO (the "Merger");

         WHEREAS, a condition precedent to the Merger is that Global Partner enter into this Employment Agreement;

         WHEREAS, Global Partner acknowledges that the proprietary customer, operations, investment, investment technique, financial and business information that has been learned and will be learned about the business of the Company and/or the AMVESCO Group could be used to harm the interests of the Company and/or the AMVESCO Group or compete unfairly with the Company and/or the AMVESCO Group and could also be of great value to the competitors of the Company and/or the AMVESCO Group; and

         WHEREAS, Global Partner further acknowledges that such proprietary customer, operations, investment, investment technique, financial and business information has been developed and will be developed during the course of Global Partner's employment with the Company through the expenditure by the Company or other entities in the AMVESCO Group of substantial effort, time and money.

         NOW, THEREFORE, for and in consideration of the mutual covenants and agreements hereinafter set forth and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

         1. Employment and Duties. (a) Commencing at the effective time of the Merger (the "Commencement Date"), INVESCO agrees to employ Global Partner as Chief

Executive Officer of the Individual Services Group of INVESCO, which is the division of INVESCO including the North American mutual fund businesses and operations of the Company and those other businesses and operations described in Appendix B-Part II (the "ISG"), and Executive Vice President of INVESCO and to appoint Global Partner as a director of the Company; and the Company agrees to employ Global Partner as its Chief Executive Officer (the "Employment"). During the term of this Agreement, Global Partner agrees to be a full-time employee of the Company and INVESCO and to devote full time, energy and skill to the business of the Company and the AMVESCO Group. Global Partner shall have the authority to (i) hire and fire employees of constituent companies of the ISG, subject to approval of the Chief Executive Officer of INVESCO for hires of individuals whose total annual base salary and annual guaranteed bonus is expected to be the equivalent of $500,000; and (ii) set the amount of the compensation of all employees of the ISG other than himself, subject to the approval by the Chief Executive Officer of INVESCO of the size of the total annual and any long-term incentive bonus pool and of each individual payment within the pool to an employee which, when aggregated with all other cash elements of such employee's anticipated annual compensation, is expected to be the equivalent of $1.2 million. Global Partner shall advise and consult with the Chief Executive Officer of INVESCO from time to time and shall exercise his authority hereunder in a manner consistent with the overall compensation policies and then current business plan of INVESCO established by the Board of Directors of INVESCO. Global Partner acknowledges and agrees that the INVESCO Designees (within the meaning of the Voting Agreement (as defined in Exhibit B,
Part I)) shall have the right to appoint two officers of INVESCO to serve on the ISG Management Committee who may be employees of a division or subsidiary of INVESCO that is not part of the ISG. INVESCO agrees that total compensation levels of the ISG employees in relation to gross revenues of constituent companies of the ISG and bonus levels of such employees in relation to EBITDA of constituent companies of the ISG on the order of magnitude paid by such constituent companies and their subsidiaries in the past five years are acceptable to INVESCO and may be expected to continue in the future.

         (b) Notwithstanding Global Partner's full time Employment, Global Partner may participate in industry groups such as the ICI and may engage in personal investment activity (either alone or together with the other Senior AIM Executives (as defined in Exhibit B. Part I)), charitable work, and, subject to the prior written approval of the Board of Directors of INVESCO, other business activity. Global Partner will not, however, engage in any business or activity that is competitive with the activity of the Company or the AMVESCO Group, or will result in any violation of those of the Company's policies that have been communicated in writing to Global Partner or in a conflict of interest with the Company and the business of the Company and the AMVESCO Group or with the duties of the AMVESCO Group to its clients, or materially affect Global Partner's ability to perform his or her duties under this Agreement.





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         2.      Compensation and Benefits.  Global Partner shall be entitled during the term of his Employment to the compensation and benefits set forth at Exhibit A--Part I to this Agreement. Exhibit A may be amended from time to time, such amended or replacement Exhibit A to take effect when signed by the Company, INVESCO and Global Partner.

         3. Place of Employment. Global Partner's place of employment shall be with the Company in Houston, Texas (except for ordinary business related travel outside of such area).

         4. Termination of Employment. (a) By the Company without Cause or By Global Partner on Notice. Except as provided in this Section and except as may be agreed to in writing by the parties hereto, (i) Global Partner's Employment may be terminated by the Company and INVESCO for any reason at any time prior to the fourth anniversary of the Commencement Date (the "Fourth Anniversary") effective immediately upon sending notice of such termination by the Company to Global Partner and (ii) on or after the Fourth Anniversary, Global Partner's Employment may be terminated by the Company, INVESCO or Global Partner for any reason effective as of a date one year after receipt of notice of such termination by the other parties, it being understood that the Company, INVESCO or Global Partner may deliver such one year's notice of termination under clause (ii) hereof at any time following the third anniversary of the Commencement Date.

         (b) By the Company with Cause. Subject to Section 4(h) hereof in the case of a termination pursuant to the following clause (i), the Company and INVESCO may terminate Global Partner's Employment under this Agreement immediately by notice in writing if at any time during the term of this Agreement, Global Partner: (i) shall be in continuing material breach, which is not cured within 30 days of receipt by Global Partner of written notice thereof from the Chief Executive Officer of INVESCO, of any material term of this Agreement or the written policies or procedures of the Company or the AMVESCO Group which are applicable to and made known to Global Partner in writing and which are required by law or established to maintain compliance with applicable law or the Code of Ethics applicable to the ISG; (ii) shall be guilty of or any act of fraud, dishonesty, embezzlement, theft, misappropriation or similar conduct or other financial crime against the AMVESCO Group or any of its constituent companies or any client of the AMVESCO Group (other then arising by an inadvertent error in connection with an expense reimbursement by Global Partner); (iii) shall be convicted of any felony or shall enter a plea of nolo contendere to a felony; or (iv) shall engage in any act or omission which substantially or materially violates the requirements or prohibitions of any securities law or any governmental entity or agency which is not cured within 30 days of receipt by Global Partner of written notice thereof from the Chief Executive Officer of INVESCO; provided that any such notice shall be delivered to Global Partner not more than 60 days after an executive officer of INVESCO (other than Global Partner) first knows of the occurrence of such event.

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         (c)     By Global Partner for Good Reason.  Subject to Section 4(h)
hereof, Global Partner may terminate his Employment hereunder prior to the Fourth Anniversary for Good Reason which is defined in Exhibit B, Part I to this Agreement.

         (d) Termination of Employment Because of Death or Disability. Global Partner's Employment shall be terminated as a result of his or her death or, immediately on notice by the Company to such effect, his or her physical or mental disability due to accident or illness which prevents Global Partner for a period of six consecutive months, from performing the essential duties of the position he holds at that time with reasonable accommodation as determined by INVESCO, based on the advice of a mutually acceptable physician.

         (e) Payments and Obligations on Termination. In the event of a termination of Global Partner's Employment effective at any time prior to the Fourth Anniversary by the Company or INVESCO, other than pursuant to Section 4(b) or 4(d), or in the event of termination of Global Partner's Employment effective at any time prior to the Fourth Anniversary by Global Partner pursuant to Section 4(c), Global Partner shall be entitled to receive continued payments of his minimum salary and bonus as specified in Exhibit A, Part II until the later of the Fourth Anniversary or the first anniversary of termination of Employment and all other obligations of the Company and INVESCO hereunder (other than those in Section 4(f)) shall terminate immediately. Global Partner shall be under no obligation to accept any employment during the period for which Global Partner receives such continued salary and bonus payments hereunder or to otherwise attempt to mitigate the payment of such amounts by the Company and the Company and INVESCO waive any right to allege that Global Partner has any duty to mitigate the payment of such amounts. In the event of a termination of Employment pursuant to Section 4(d), Global Partner (or his or her estate) shall be entitled to receive his or her minimum salary as set forth in Exhibit A, Part II for a period of three months following such termination and all other obligations of the Company hereunder (other than those in Section 4(f)) shall terminate immediately. In the event of any other termination of Employment, all obligations of the Company and INVESCO (other than those in Section 4(f)) shall immediately terminate on the effective date of such termination. In the event of any termination of Employment (other than due to the death of Global Partner), the obligations of Global Partner under Sections 5, 6, 7, 8 and 9 hereof shall continue in full force and effect for the period specified in each such Section. In the event of a termination of the Employment by Global Partner for Good Reason pursuant to Section 4(c), the Global Partner shall have the right to terminate all (but not less than all) of his rights and obligations under the Voting Agreement as of the effective date of such termination of Global Partner's employment, such right to expire if not exercised within 60 days following the effective date of such termination of employment.

         (f) Other Payments. Any unpaid salary that has accrued through the date on which Employment is terminated will be paid to Global Partner upon the termination date or, if Global Partner has given notice of such termination, on the next regular pay date. Any unpaid bonuses which were awarded prior to the date of termination of Employment will be paid within a reasonable time. In the event of any termination of Global Partner's Employment pursuant to Section 4(a), Section 4(c) or Section 4(d), any unpaid deferred bonuses which were awarded prior to the date of termination of Employment will be paid within a reasonable time.
In the event of a termination under Section 4(d) disability or death benefits paid under any insurance plan which may be maintained by the Company or INVESCO for Global Partner will be paid to Global Partner or his estate. Following a notice of termination of Employment, the parties may, but are not obligated to, enter into an agreement establishing transition compensation and employee obligations which differ from those provided by this Agreement.

         (g) Options. This Agreement does not pertain to or modify any option plan or option agreement.

         (h)     Certain Procedures.

         (i) Termination by Global Partner. In the event that Global Partner asserts that he has the right to terminate the Employment for Good Reason pursuant to Section 4(c), the following procedures shall apply:

                 (A) Global Partner will deliver written notice thereof to the Company and to INVESCO, Attention: Chief Executive Officer, setting forth in reasonable detail the facts and circumstances Global Partner believes provide the basis for such termination.

                 (B) Such notice will constitute a request by Global Partner that an arbitration proceeding be initiated pursuant to Section 9(b) of this Agreement to determine whether, in fact, Global Partner has the right to terminate the Employment for Good Reason.

                 (C) Notwithstanding any other provision of this Agreement or any Exhibit hereto, until the entry of a final judgment by a court of competent jurisdiction as contemplated by Section 9(b) confirming that Global Partner, in fact, has the right to terminate the Employment for Good Reason, the parties hereto acknowledge and agree that Global Partner's Employment shall not be deemed terminated pursuant to Section 4(a) or 4(c).

                 (ii) Termination by the Company and/or INVESCO. In the event that the Company and/or INVESCO asserts that it has the right to terminate the Employment for Cause pursuant to clause (i) of Section 4(b), the following procedures shall apply:

                 (A) The Company and/or INVESCO, as the case may be, will deliver written notice thereof to Global Partner, setting forth in reasonable detail the facts and circumstances the Company and/or INVESCO believes provide the basis for such termination.

                 (B) Such notice will constitute a request by the Company and/or INVESCO that an arbitration proceeding be initiated pursuant to Section 9(b) of this Agreement to determine whether, in fact, the Company and/or INVESCO has the right to terminate the Employment for Cause.

                 (C) Notwithstanding any other provision of this Agreement or any Exhibit hereto, until the entry of a final judgment by a court of competent jurisdiction as contemplated by Section 9(b) confirming that the Company and/or INVESCO, in fact, has the right to terminate the Employment for Cause, the parties hereto acknowledge and agree that Global Partner's Employment shall not be deemed terminated pursuant to Section 4(a), 4(b) or 4(c).

                 (iii) Global Partner agrees that pending the conclusion of any arbitration initiated pursuant to Section 4(h)(i) or 4(h)(ii) and the entry of a final judgment by a court of competent jurisdiction as contemplated by Section 9(b), Global Partner will continue to carry out the duties of his Employment as set forth herein. In addition, Global Partner, the Company and INVESCO each agree to use all reasonable efforts such that the pending disagreement between Global Partner and the Company and INVESCO will not adversely impact the business or operations of the Company or INVESCO or their respective employment, client or other business relationships, including, without limitation, reasonable efforts to keep the fact of such disagreement and the subject matter thereof as confidential as possible in the circumstances.

         5. Confidentiality. Global Partner agrees that both during the term of this Agreement and after the termination of this Agreement, Global Partner will hold in a fiduciary capacity for the benefit of the Company, and will not directly or indirectly use or disclose (except as authorized in writing by the Company) any "Confidential Information," as defined hereafter. The term "Confidential Information" as used in this Agreement shall mean and include any information, data and know-how relating to the business of the Company or any member of the AMVESCO Group that is disclosed to Global Partner by the Company (or a member of the AMVESCO Group) or known by him as a result of his relationship with the Company or any member of the AMVESCO Group and not generally within the public domain including, but not limited to, all intellectual property and proprietary research developed by and/or known to Global Partner during his Employment with the AMVESCO Group (including the Company). The term "Confidential Information" does not include information that has become generally available to the public by act of one who has the right to disclose such information through presentation or otherwise without violating any right of the Company, any member of the AMVESCO Group or the client to which such information pertains.

         6. Right to Material; Return of Material. Global Partner agrees that all records, files, memoranda, data in machine readable form, reports, fee lists, customer lists, drawings, plans, sketches, documents and the like, relating to the business of the Company or any member of the AMVESCO Group, including, but not limited to, all intellectual property and proprietary research which Global Partner shall use or develop or come in contact with in the course of or as the result of his employment with the Company or any member of the AMVESCO Group shall remain the sole property of the Company and/or the AMVESCO Group (as the case may be).

         Upon termination of Global Partner's employment with the Company or INVESCO for any reason, Global Partner will deliver promptly to the Company all materials, documents, plans, records, notes, drawings, designs or papers, in whatever recorded form, and any copies thereof in Global Partner's possession or control relating in any way to the business of the Company and/or the AMVESCO Group, which at all times shall be the property of the Company. Global Partner shall certify to the Company that any such data in machine readable form has been removed from any computer personally owned by Global Partner and all back up copies made by Global Partner have been destroyed.

         7. Work for Hire Acknowledgment; Assignment. Global Partner acknowledges that all of Global Partner's work on and contributions to the business of the Company and/or the AMVESCO Group, including, without limitation, any and all investment decisions, models, processes and methodology or any other contribution to such business (such as quantitative models, designs, artwork and other expressions in any recorded form) (collectively, the "Works") are within the scope of Global Partner's employment and are a part of the services, duties and responsibilities of Global Partner. All of Global Partner's work on and contributions to the Works will be rendered and made by Global Partner for, at the instigation of, and under the overall direction of the Company, and all of Global Partner's said work and contributions, as well as the Works, are and at all times shall be regarded as "work made for hire" as that term is used in the United States Copyright Laws. Global Partner also acknowledges that investment decisions are a result of the Company's effort and the performance or other "track" record of any mutual fund or other account is a result of the Company effort and is the property of the Company and not of Global Partner. Without curtailing or limiting these acknowledgments, Global Partner hereby assigns, grants and delivers exclusively to the Company all rights, titles and interests in and to any such Works, and all copies and versions, including all copyrights and renewals. At any time upon request by the Company, Global Partner will execute and deliver to the Company, or its successors and assigns, such other and further assignments, instruments and documents as the Company (or such successors or assigns) from time to time reasonably may request for the purpose of establishing, registering, evidencing, and enforcing or defending its complete, exclusive, perpetual and worldwide ownership of all rights, titles, interests and copyrights, in and to the Works, and Global Partner hereby constitutes and appoints the Company as his agent and attorney-in-fact, with full power of substitution, to execute and deliver such assignments, instruments or documents as Global Partner may fail or refuse to execute and deliver, this power and agency being coupled with an interest and being irrevocable.

         8.      No Solicitation and Non-Competition.  Global Partner will not,
(i) in the case of a termination of Global Partner's Employment for any reason effective as of a date prior to the Fourth Anniversary, at any time prior to the later of (x) the Fourth Anniversary or (y) the second anniversary of the termination of Global Partner's Employment pursuant to this Agreement or (ii) in the case of a termination of Global Partner's Employment for any reason effective as of a date after the Fourth Anniversary, at any time prior to the first anniversary of the date a notice of termination of Global Partner's Employment is delivered pursuant to Section 4 of this Agreement, in any such case, without the express prior written consent of the Board of Directors of the Company and INVESCO, directly or indirectly, either engage in or participate in or invest in or assist, as owner, part-owner, shareholder (in the case of any publicly traded company, ownership of any equity interest exceeding 2.5 %), partner, principal, director, officer, trustee, employee, agent or consultant, or in any other capacity, any planned or existing firm, corporation, or other business organization (other than the Company and INVESCO (or any subsidiary of the Company or INVESCO) and any foundation established by any AIM Senior Officer (as defined in Exhibit B, Part I hereto)) which engages in any of the following (except that Global Partner shall be permitted, on his own behalf or on behalf of any new business organization established by Global Partner, either alone or together with those other AIM Senior Officers who are then no longer employed by the Company or any member of the AMVESCO Group, to manage the investment of his own personal assets and the assets of such other AIM Senior Officers, together with up to an aggregate of $100 million in assets of any other person or entity):

                 (a)      the business of furnishing investment advice to
         Investment Companies (as    that term is defined in the Investment
         Company Act of 1940, as amended) in the United    States;

                 (b) the business of furnishing investment advisory or management services to clients other than Investment Companies in the United States;

                 (c) assisting any Investment Company with which the ISG has or ever (whether before or after the date hereof) had any investment advisory or management agreement (each a "Fund") or any other present or past client of the ISG (a "Client") in internalizing the investment management or investment advisory function or any other function or service provided by the ISG to any such Fund or Client, subject to

         Global Partner's fiduciary duty owed to any of the Funds or the directors or trustees thereof;,

                 (d) being a party to any contractual or business relationship with any Fund or Client involving services related to investment management or investment advisory services, if such related services are also provided by the ISG or by any other person at the ISG's direction to any Fund or Client;

                 (e) soliciting, offering to employ or employing, directly or indirectly, in any capacity any person who is or was (at any time after the date hereof) was a director, officer, trustee, partner, employee or client of the ISG, any member of the AMVESCO Group or of any of the Funds or inducing any such person to sever his or her relationship therewith or to establish a relationship with any other person;

                 (f) soliciting or otherwise attempting to establish, directly or indirectly, for himself or any other person, firm or entity any business relationship involving or relating to the provision of investment management or advisory services with any firm, corporation or other business organization who is or ever (whether before or after the date hereof) was a customer or client of the Company or any member of the AMVESCO Group; or

                 (g) authorizing or knowingly approving the taking of any action set forth in clauses (c) through (f) above by any other person.

         9. Remedies. (a) The parties acknowledge that a breach or threat to breach any of the terms of this Agreement by Global Partner would result in material and irreparable damage and injury to the Company and INVESCO, and that it would be difficult or impossible to establish the full monetary value of such damage. Therefore, in addition to any other rights or remedies that the Company or any member of the AMVESCO Group may have at law or in equity, the Company and the AMVESCO Group shall be entitled to injunctive relief by a court of appropriate jurisdiction in the event of Global Partner's breach or threatened breach of any of the terms contained in this Agreement. In the event of any breach or threatened breach of this Agreement by Global Partner, if the Company or any member of the AMVESCO Group should employ attorneys or incur other expenses for the enforcement of any obligation or agreement of Global Partner contained herein and shall prevail, Global Partner shall reimburse the Company or such member, as the case may be, for its reasonable attorneys' fees and such other expenses so incurred. If Global Partner employs attorneys or incurs other expenses in connection with the defense of any action for injunctive relief hereunder and Global Partner prevails, the Company shall reimburse Global Partner for his reasonable attorneys' fees and such other expenses so incurred.

         (b) The Company and Global Partner agree to submit to final and binding arbitration any and all disputes, claims (whether in tort, contract, statutory or otherwise) and/or disagreements concerning the interpretation or application of this Agreement, the Global Partner's Employment by the Company and INVESCO and/or the termination of this Agreement and/or the Global Partner's Employment by the Company and INVESCO. Any such dispute, claim and/or disagreement shall be resolved by arbitration, by a mutually acceptable arbitrator, in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the "AAA"). If, within 30 days of the initiation of an arbitration hereunder, the parties cannot agree on a mutually acceptable arbitrator, each party will designate an arbitrator pursuant to Rule 14 of the AAA Rules. The appointed arbitrators shall appoint a neutral arbitrator from the panel in the manner prescribed in Rule 13 of the AAA Rules. The Arbitrators shall apply the law of Texas. All meetings of the Arbitrators shall be held in Houston, Texas. Global Partner and the Company agree that the decision of the arbitrators selected hereunder shall be final and binding on both parties. This arbitration provision is expressly made pursuant to and shall be governed by the Federal Arbitration Act, 9 U.S.C. Sections 1-14. The Parties hereto agree that, pursuant to Section 9 of the Federal Arbitration Act, a judgment of the United States District Court for the Southern District of Texas, Houston Division, shall be entered upon the award made pursuant to the arbitration provision. The provisions of this Section 9(b) do not apply to actions brought by the Company or any member of the AMVESCO Group for injunctive or other equitable relief under Section 9(a) in respect of claims under Sections 4, 5, 6, 7, 8 or 9(b).

         10. Assignments. The terms and provisions of this Agreement shall inure to the benefit of and be binding upon the Company, INVESCO and any of their respective successors and assigns and shall inure to the benefit of and be binding upon Global Partner and his heirs and personal representatives. The parties hereto specifically acknowledge and agree that, in connection with the assignment of the assets of the Company to Newco Sub (as defined in the Merger Agreement) immediately following the consummation of the Merger, this Agreement will be assigned to Newco Sub.

         11. Applicable Law. This Agreement has been entered into in and shall be governed by and construed under the internal laws of the state of Texas.

         12. Notice. Any notice required or permitted to be given pursuant to this Agreement shall be deemed sufficiently given when delivered in person or when deposited in the United States mail or by Federal Express or similar overnight delivery service or by telecopy or fax.

         13. Term. The parties hereto agree that Global Partner's Employment shall commence on the effective date of the Merger and shall continue until it is terminated (a) by the Company or INVESCO pursuant to
Section 4 (a)(i) or 4(b); (b) due to death or disability pursuant to Section 4(d); (c) subject to Section 4(h), by Global Partner on 60 days prior





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
written notice to the Company and INVESCO pursuant to Section 4(c); or (d) effective as of a date on or after the Fourth Anniversary, by the Company, INVESCO or Global Partner pursuant to Section 4(a) (ii) .

         14. Non-waiver. The failure of the Company, INVESCO or Global Partner to insist upon strict performance of the terms of this Agreement or to exercise any option herein, shall not be construed as a waiver or a relinquishment in the future of such term or option, but that the same shall continue in full force and effect.

         15. Interpretation; Severability of Invalid Provisions. All rights and restrictions contained in this Agreement may be exercised and shall be applicable and binding only to the extent that they do not violate any applicable laws and are intended to be limited to the extent necessary so that they will not render this Agreement illegal, invalid or unenforceable. If any term of this Agreement shall be held to be illegal, invalid or unenforceable by a court of competent jurisdiction, the remaining terms shall remain in full force and effect. The provisions of this Agreement do not in any way limit or abridge the Company's or INVESCO's rights under the laws of unfair competition, trade secret, copyright, patent, trademark or any other applicable law(s), all of which are in addition to and cumulative of the Company's and INVESCO's rights under this Agreement. The existence of any claim by Global Partner against the Company or INVESCO, whether predicated on this Agreement or otherwise, shall not constitute a defense to enforcement by the Company or INVESCO of any or all of such provision or covenants.

         16. Entire Agreement. This Agreement constitutes the entire agreement between the Company, INVESCO and Global Partner with respect to the subject matter, and supersedes any prior agreement or understanding with respect to the subject matter hereof, including, without limitation, any existing employment agreement between Global Partner and the Company or any affiliate thereof.





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
         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal as of the day and year first above written.


                                         A I M Management Group Inc.



                                         By: /s/ CHARLES T. BAUER
                                            ------------------------------------

                                         Title: Chairman and CEO
                                               ---------------------------------


                                         INVESCO PLC

                                         By: ILLEGIBLE
                                            ------------------------------------

                                         Title: COMPANY SECRETARY
                                               ---------------------------------


                                         Global Partner


                                         By: /s/ ROBERT H. GRAHAM
                                            ------------------------------------
                                             Robert H. Graham

                                   EXHIBIT A
                               To Agreement among


                                Robert H. Graham


                          A I M Management Group Inc.


                                      and


                                  INVESCO PLC

     I. Regular Compensation and Benefits. As basic compensation for the services of Global Partner, the Company shall pay Global Partner an initial base salary of $450,000 per annum, subject to withholdings pursuant to applicable law or regulation, and payable in accordance with the payment practices adopted by the Company. The base salary shall be reviewed by the Company annually, and the rate thereof may be adjusted upward upon such review. During the term of Employment, Global Partner shall be entitled to receive the following benefits:

                 (i) Group hospitalization, major medical, long-term disability and life insurance coverage to the extent such coverage is available to other personnel of the Company in comparable positions with and having duties comparable to those of the Global Partner and such other insurance coverage as is similarly available;

                 (ii) Participation in any bonus or profit sharing plan or pension that the Company makes generally available to its key employees; and

                 (iii) Such vacation, holidays, and other paid or unpaid leaves of absence as the Company's Board of Directors may approve.

     The Company and INVESCO agree to reimburse Global Partner for all reasonable expenses incurred by him on behalf of the Company of INVESCO, as the case may be, and Global Partner acknowledges that work beyond the standard working hours may be necessary consistent with past practices. The combined amount of base salary and cash bonus attributable to any one year shall be at least the total amount set forth in II of this Exhibit A.

     II. Minimum Compensation. Global Partner's Minimum Compensation (calendar year basis) shall be:

                       Salary       $450,000

                 The above amount will be pro-rated for any partial year on a daily basis.





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
                               EXHIBIT B - PART I

                                  GOOD REASON


Subject to compliance with the procedures and covenants contained in Section 4(h)(i) and 4(h)(iii) of the Agreement, Good Reason shall mean the occurrence of any of the following events that (i) is not otherwise agreed to in writing by at least a majority of the AIM Designees, as defined in the Voting Agreement, dated as of November 4, 1996, by and among INVESCO, the Shareholders (as defined in such Voting Agreement), the members of the INVESCO Board of Directors as of the date of such Voting Agreement listed on the signature page thereto and the Original Designees, as defined in such Voting Agreement, listed on the signature page thereto (the "Voting Agreement") and (ii) except as specified otherwise below, is not cured by the Company or INVESCO within 60 days following its receipt of written notice from Global Partner thereof:

     1. Without Global Partner's express written consent, the assignment to him by INVESCO or by the Company at the direction of INVESCO of any material duties that are inconsistent with his positions, duties, responsibilities and status as set forth in Section 1 of the Agreement, or a material diminishment by INVESCO or by the Company at the direction of INVESCO of his responsibilities, which change or inconsistency is not cured by the Company or INVESCO within 30 days following its receipt of written notice from Global Partner specifying such change or inconsistency.

     2. Without Global Partner's express written consent, any requirement of INVESCO or of the Company at the direction of INVESCO that Global Partner be based outside the Houston metropolitan area or perform a substantial portion of his services hereunder at any location or locations other than the Houston metropolitan area (except for ordinary business related travel outside of such area), which requirement is not rescinded by the Company or INVESCO within 30 days following its receipt of notice from Global Partner specifying the requirement.

     3. The Company's or INVESCO's wilful and material breach of any of the provisions of this Agreement, which breach is not cured by the Company or INVESCO within 30 days following its receipt of written notice from Global Partner specifying the breach.

     4. Any change by INVESCO of the corporate name of the Company or any of the Company's existing subsidiaries.

     5. Any wilful breach by INVESCO of the portion of Section 3.2.9 of the Merger Agreement relating to the change of the name of INVESCO PLC to AMVESCO PLC.

     6. If for any reason other than his death, disability or resignation or other separation from employment, prior to the Fourth Anniversary, Charles T. Bauer is not nominated to be Vice Chairman of the Board of INVESCO.

     7. If, prior to the Fourth Anniversary, INVESCO causes more than one person to serve simultaneously as Vice Chairman of the Board of INVESCO.

     8. If, as a result of any act or failure to act of INVESCO, the ISG management committee fails to constitute one of the two management committees of INVESCO or there are more than two management committees of INVESCO.

     9. If INVESCO causes the chief executive of any business within the ISG to report directly to any person other than one or more of Robert H. Graham, Charles T. Bauer, Gary Crum and Michael Cemo (or such of them who are employed by the Company or INVESCO at the relevant time (the "AIM Senior Officers")) or a designee thereof or causes any principal executive officer of any such business to report directly to any person other than the chief executive of such business.

     10. If at any time INVESCO precludes the AIM Senior Officers from appointing two members of the other management committee of INVESCO.

     11. If INVESCO precludes the AIM Senior Officers from determining the composition and number of members of the ISG Management Committee (other than in respect of 2 non-ISG officers of INVESCO who may be appointed by the INVESCO Designees (as defined in the Voting Agreement)).

     12. If INVESCO precludes the management committee of the ISG from (i) managing the daily operations of the businesses of the ISG, including without limitation, trading risk, credit risk, information technology, internal audit, client business decisions and infrastructure decisions, or (ii) except to the extent duplicative of professional or other service providers retained by INVESCO to represent or advise the AMVESCO Group, selecting professional advisors and other similar service providers for the constituent businesses, it being understood that the responsibility of the management committee of the ISG for daily operations of the ISG shall be exercised in a manner consistent with the business and strategic plans set by the INVESCO Board of Directors and the policies and procedures of INVESCO approved by the Board applicable generally to all members of the AMVESCO Group.

     13. If INVESCO causes the employment of any other AIM Senior Officer to be involuntarily terminated without Cause.

     14. If, following the written request of Global Partner, INVESCO refuses to nominate him to the Board of Directors or comparable governing body, if any, of any of the constituent businesses of the ISG.

     15. If, at any time prior to the Fourth Anniversary, the General Counsel of INVESCO is someone not approved in writing by a majority of the AIM Senior Officers or if the Office of General Counsel of INVESCO is vacant for more than 90 consecutive days as a result of the wilful failure of INVESCO to diligently conduct an executive search for a qualified individual to fill such vacancy, in all such cases, provided that from time to time the Chief Executive Officer of INVESCO shall be consulted concerning the candidates being considered to fill any such vacancy and any candidate selected to fill such vacancy shall be reasonably acceptable to the Chief Executive Officer of INVESCO and the INVESCO Board.





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
                              APPENDIX B - PART II

                           INDIVIDUAL SERVICES GROUP


     The primary geographic area of ISG's operations will be North America, provided ISG will not be precluded from organizing offshore funds, from distributing its products offshore or from entering into joint ventures offshore e.g. Pakistan, it being understood that any such activities shall be undertaken only in a manner consistent with the business plan of INVESCO as approved by the Board of Directors of INVESCO.

     To the extent any existing North American entity within the AMVESCO Group operates in businesses covered by the ISG as well as other members of the AMVESCO Group, such entities shall establish appropriate dual reporting or similar mechanisms to facilitate reporting to the appropriate division.

     The businesses reporting to the ISG are the businesses operated by the Company as of the date hereof and all businesses operated by INVESCO or its subsidiaries which are part of the INVESCO Individual Services Group as of the date hereof (collectively, the "ISG Companies') and any other company hereafter formed or acquired which engages in the business of the type engaged in by the ISG Companies as of the date hereof.